Exhibit 10.4

EROCK, INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. The purpose of the ERock, Inc. Executive Severance Plan (the “Plan”) is to provide severance benefits to certain employees of ERock, Inc. and its Affiliates in the event of a Qualifying Termination or Change in Control Qualifying Termination. The Plan is maintained for the purpose of providing benefits for a select group of management or highly compensated employees.

2. Definitions.

(a) “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest.

(b) “Base Salary” means the Participant’s annualized base salary, as in effect immediately before the Participant’s termination of employment (without regard to any reduction that constitutes Good Reason), excluding overtime, bonuses, incentive compensation or any other special payments.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” has the meaning set forth in the applicable Participation Agreement, or if such term is not defined in such agreement, means a Participant’s (i) material breach of any written policy or code of conduct maintained by the Company or its Affiliates and applicable to the Participant, (ii) gross negligence or willful misconduct in connection with the performance of the Participant’s duties, or violation of any law applicable to the workplace, (iii) breach of fiduciary duty, fraud, theft or embezzlement, (iv) commission, conviction or indictment of, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude, or (v) willful failure or refusal, other than due to Disability, to perform the Participant’s duties to the Company and its Affiliates, or to follow any lawful directive from the Company.

(e) “Change in Control” has the meaning set forth in the Equity Plan.

(f) “Change in Control Qualifying Termination” means, during the Protection Period, a termination of the Participant’s employment with the Employer by the Employer without Cause (other than by reason of death or Disability) or by the Participant for Good Reason.

(g) “CIC Severance Benefits” means:

(i) A lump sum payment in an amount equal to the Participant’s Severance Multiplier set forth on Exhibit A multiplied by the sum of (A) the Participant’s Base Salary, and (B) the Participant’s Target Bonus, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(ii) A lump sum payment equal to the pro-rata portion of the Participant’s Target Bonus, pro-rated based on the number of days the Participant is employed during such fiscal year, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year; and

(iii) Subject to the Participant’s timely election of continuation coverage under COBRA, the Company shall pay to the group health plan provider(s) or the COBRA administrator a monthly payment equal to the premiums for the Participant’s and the Participant’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (A) the end of the Participant’s COBRA Period set forth on Exhibit A, or (B) the expiration of the Participant’s rights under COBRA; provided, however, that if the Employer reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA administrator (if applicable) without potentially violating applicable law (including Section 2716 of the Public Health Service Act), then the Employer shall convert such payments to payroll payments directly to the Participant for the time period specified above on the Employer’s regular payroll dates (subject to tax withholdings as applicable). Notwithstanding the foregoing, if the COBRA Period set forth on Exhibit A exceeds the maximum coverage continuation period available to the Participant under COBRA, the Company shall pay to the Participant a cash lump sum amount (subject to tax withholdings as applicable) equal to the product of (x) the monthly COBRA premium that would be payable hereunder, and (y) the remaining number of months in the COBRA Period set forth on Exhibit A in excess of the maximum coverage continuation period available to the Participant under COBRA, payable within 30 days following the expiration of the Participant’s rights under COBRA.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and any guidance and regulations promulgated thereunder.

(i) “COBRA Period” means the applicable COBRA period following the Termination Date for the Participant’s Tier as set forth on Exhibit A or Exhibit B, as applicable.

(j) “Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.

(k) “Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.

(l) “Company” means ERock, Inc. and its Affiliates (including the Employer), and shall include any successor.

(m) “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(n) “Employer” means Enchanted Rock Management, LLC or any other applicable Affiliate that employs a Participant.

(o) “Equity Plan” means the ERock, Inc. 2026 Equity Incentive Plan or any successor equity incentive plan adopted by the Company.

(p) “ERISA” means the Employee Retirement Income Security Act of 1974 and any guidance and regulations promulgated thereunder.

(q) “Good Reason” means the occurrence of any of the following without the Participant’s written consent: (i) a material diminution in the Participant duties, responsibilities, or authority; (ii) a reduction of the Participant’s Base Salary of 10% or more (unless pursuant to across-the-board reductions that affect all or substantially all senior management employees of the Company or its applicable Affiliate); or (iii) a relocation of the Participant’s principal work location by more than 50 miles. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason shall not be effective unless: (A) the Participant provides written notice to the Company of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such condition(s); (B) the condition(s) specified in such written notice remain uncorrected for 30 days following the Company’s receipt of such written notice; and (C) the date of the termination of the Participant’s employment with the Company occurs within 30 days after the end of such cure period.

(r) “Participant” means an Eligible Employee who executes a Participation Agreement. Participants shall be limited to a select group of management or highly compensated employees of the Company.

(s) “Participation Agreement” means a participation agreement entered into between the Company and the Participant in substantially the form attached hereto as Exhibit C.

(t) “Protection Period” means the period commencing on the date of a Change in Control and ending on the date that is 24 months after such Change in Control.

(u) “Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) outside of the Protection Period.

(v) “Restrictive Covenants” means the restrictive covenants set forth in the Participant’s Participation Agreement, including with respect to confidentiality, non-competition and non-solicitation.

(w) “Severance Benefits” means:

(i) A cash amount equal to the Participant’s Severance Multiplier set forth on Exhibit B multiplied by the sum of (A) the Participant’s Base Salary, and (B) the Participant’s Target Bonus, payable in substantially equal installments in accordance with the Employer’s standard payroll practices over a number of months equal to the Participant’s Severance Multiplier multiplied by 12, the first payment of which will be paid within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, the first payment shall occur in the second calendar year; provided, further, that the first installment shall include any amounts that would have been paid following the Termination Date had such installments commenced on the first regularly scheduled payroll date following the Termination Date;

(ii) Payment of a pro-rata portion of the Participant’s annual cash bonus for the fiscal year during which the Termination Date occurs, calculated based on actual performance of the applicable performance metrics and pro-rated based on the number of days the Participant is employed during such fiscal year, payable at the same time as annual bonuses are paid to other senior management-level employees of the Employer and no later than March 15th of the year following the year of the Termination Date; and

(iii) Subject to the Participant’s timely election of continuation coverage under COBRA, the Employer shall pay to the group health plan provider(s) or the COBRA administrator a monthly payment equal to the premiums for the Participant’s and the Participant’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (A) the end of the Participant’s COBRA Period set forth on Exhibit B, or (B) the expiration of the Participant’s rights under COBRA; provided, however, that if the Employer reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA administrator (if applicable) without potentially violating applicable law (including Section 2716 of the Public Health Service Act), then the Employer shall convert such payments to payroll payments directly to the Participant for the time period specified above on the Employer’s regular payroll dates (subject to tax withholdings as applicable).

(x) “Severance Multiplier” means the applicable severance multiplier for the Participant’s Tier as set forth on Exhibit A or Exhibit B, as applicable, or in the Participant’s Participation Agreement (if different).

(y) “Target Bonus” means the Participant’s target annual cash bonus as in effect immediately before the Participant’s termination of employment (without regard to any reduction that constitutes Good Reason).

(z) “Termination Date” means the date of the Participant’s termination of employment with the Company.

3. Eligibility. Unless otherwise determined by the Committee, each employee of the Company or any of its Affiliates who holds the title of Senior Vice President or higher and any other employee of the Company or any of its Affiliates designated by the Committee from time to time in its discretion (collectively, the “Eligible Employees”) shall be eligible to become a Participant, subject to their execution of a Participation Agreement.

4. Severance Benefits.

(a) Qualifying Termination Outside Protection Period. Upon a Participant’s Qualifying Termination, subject to Section 4(d) and the other terms and conditions of the Plan, such Participant will receive the Severance Benefits.

(b) Qualifying Termination During Protection Period. Upon a Participant’s Change in Control Qualifying Termination, subject to Section 4(d) and the other terms and conditions of the Plan, such Participant will receive the CIC Severance Benefits.

(c) Other Termination. In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination or Change in Control Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under this Plan.

(d) Release of Claims. Payment of the Severance Benefits or the CIC Severance Benefits, as applicable, is subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company (the “Release”) within the time period specified therein and (ii) the Participant’s continued compliance with the Restrictive Covenants.

(e) Restrictive Covenant Breach; After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company subsequently acquires evidence or determines that: (i) a Participant has failed to abide by the Restrictive Covenants; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Participant’s employment for Cause, then the Company (and its Affiliates) shall have no obligation to pay any unpaid Severance Benefits or CIC Severance Benefits, as applicable, and such Participant shall promptly return to the Company (or its Affiliates, as applicable) any Severance Benefits or CIC Severance Benefits previously received by such Participant.

5. Administration.

(a) In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between such Participation Agreement and the Plan.

(b) The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

(c) The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the benefits payable hereunder, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including the timing and amount of payments. The Committee may delegate to one or more sub-committees or officers of the Company the authority to act on behalf of the Committee.

6. Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.

7. Section 409A.

(a) Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its Affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each installment of each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.

(b) Separation from Service. Notwithstanding anything in this Plan to the contrary, to the extent that any compensation payable hereunder constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code then, with respect to such compensation, a termination of employment or Termination Date shall not be deemed to have occurred unless such termination of employment is also a “separation from service” within the meaning of Section 409A of the Code.

(c) Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid, or provided, to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.

8. Amendment or Termination. Prior to a Change in Control, the Committee may amend or terminate the Plan at any time; provided, however, that any amendment or termination that is materially adverse to a Participant’s who has experienced a Qualifying Termination shall not be effective as to such Participant, unless such action is approved in writing by such Participant. D During the Protection Period, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for CIC Severance Benefits under the Plan, or (ii) reduces or alters, to the detriment of the Participant, the CIC Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).

9. At-Will Employment. Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

10. Transfer and Assignment. In no event may any Participant sell, transfer, anticipate, assign, encumber or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors or liable to attachment, execution, or other legal process.

11. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

12. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

13. Withholding; Taxes. The Company shall withhold from any Severance Benefits or CIC Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

14. Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

15. Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “include(ing)” shall be construed as meaning “include(ing) without limitation.”

16. Entire Agreement. This Plan and the Participation Agreements represent the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersede all prior understandings, whether written or oral. For the avoidance of doubt, no Participant will be eligible for any other severance benefits under any employment or services agreement, change in control agreement or other agreement, except as provided under the terms of any equity incentive plan adopted by the Company and any award agreements or other agreements governing the terms of awards thereunder. For the avoidance of doubt, this Plan and the Participation Agreement shall not modify any employment agreement or letter agreement with respect to any terms that are not covered by the subject matter hereof.

17. Governing Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Texas without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.

18. Claims and Appeals.

(a) Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.

(b) Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

19. Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefits or CIC Severance Benefits provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefits or CIC Severance Benefits provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code), and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided, and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

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EXHIBIT A

CIC Severance Benefits

Tier	Severance Multiplier	COBRA Period
Tier 1	2.00	24
Tier 2	1.50	18

Unless otherwise determined by the Committee:

(i)

all Participants who are designated as “executive officers” of the Company pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended, including the Chief Executive Officer of the Company, and each Participant holding the title of “Chief Commercial Officer” or “Executive Vice President, Sales Operations” shall participate as a Tier 1 Participant; and

(ii)	all other Participants shall participate as a Tier 2 Participant.

A-1

EXHIBIT B

Severance Benefits

Tier	Severance Multiplier	COBRA Period
Tier 1	1.00	12
Tier 2	0.50	6

Unless otherwise determined by the Committee:

(i)

all Participants who are designated as “executive officers” of the Company pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended, including the Chief Executive Officer of the Company, and each Participant holding the title of “Chief Commercial Officer” or “Executive Vice President, Sales Operations” shall participate as a Tier 1 Participant; and

(ii)	all other Participants shall participate as a Tier 2 Participant.

B-1

EXHIBIT C

EROCK, INC.

EXECUTIVE SEVERANCE PLAN

FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [•] (the “Participant”) and ERock, Inc. (the “Company”) effective as of ______________, 20____.

The Company maintains the ERock, Inc. Executive Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides Severance Benefits and CIC Severance Benefits, as applicable, in connection with the Participant’s Qualifying Termination or Change in Control Qualifying Termination.

By signing this Agreement, the Participant acknowledges and agrees that the Participant has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan as a Tier [__] Participant. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan. The Participant agrees that the terms and conditions of the Plan and this Agreement govern the Participant’s eligibility for any Severance Benefits and CIC Severance Benefits provided under the Plan and supersede any and all prior agreements or understandings with respect to any severance and termination benefits. [For the avoidance of doubt, the Participant acknowledges and agrees that the Plan supersedes all severance provisions contained in the Participants’ Employment Agreement, effective as of November 26, 2025.] [For the avoidance of doubt, the Participant acknowledges and agrees that the Plan supersedes the Enchanted Rock Management, LLC Executive Severance Plan, and the Participant is not entitled to receive any payments or benefits thereunder.]

Restrictive Covenants:

1. General. In the course of the Participant’s employment with the Company and its direct and indirect subsidiaries and Affiliates as may exist from time to time (the “Company Group”) and the performance of the Participant’s duties on behalf of the Company Group, the Participant has been and will be provided with, and has and will have access to, Confidential Information (as defined below). The Participant acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Participant further acknowledges that during the course of the Participant’s employment with the Company Group before and after the date hereof, the Participant has had and will continue to have access to trade secrets and other Confidential Information, which, if disclosed (or used intentionally), would unfairly and inappropriately assist in competition against the Company and its Affiliates. Therefore, in consideration of the information (including Confidential Information) that may be provided to the Participant during the course of the Participant’s employment with the Company Group and the Participant’s participation in the Plan, the Participant agrees that the following restrictions on the Participant’s activities are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company from unfair and inappropriate competition.

2. Confidentiality.

(a) In becoming a Participant in the Plan, the Participant agrees that, during the Participant’s employment with the Company and thereafter, except as expressly permitted by this Section 2 or by directive of the Board, the Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. The Participant acknowledges and agrees that the Participant would inevitably use and disclose Confidential Information in violation of this Section 2 if the Participant were to violate any of the covenants set forth in Section 3 below. The Participant shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of the Participant’s duties on behalf of the Company Group, the Participant shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by the Participant or obtained by the Company Group. The covenants of this Section 2(a) shall apply to all Confidential Information, whether now known or later to become known to the Participant during the period that the Participant is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 2(a) to the contrary, the Participant may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees, officers, or directors of a member of the Company Group who have a need-to-know Confidential Information in connection with the businesses of the Company Group;

(ii) disclosures and uses that are approved in writing by the Board or otherwise made or used in good faith in the course of the Participant’s services to the Company Group; or

(iii) disclosures to a person or entity that has been retained by a member of the Company Group to provide services to one or more members of the Company Group and agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company.

(c) Upon the termination of the Participant’s employment with the Company Group, and at any other time upon request of the Company, the Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in the Participant’s possession, custody or control and the Participant shall not retain any such documents or other materials or property of the Company Group. Within five days of such expiration or any such request, the Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is or has been conceived, made, developed or acquired by or disclosed to the Participant (whether conveyed orally or in writing), individually or in conjunction with others, during the period that the Participant is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being publicly known. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Participant or the Participant’s agents; was available to the Participant on a non-confidential basis before its disclosure by a member of the Company Group; or becomes available to the Participant on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Participant from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Department of Justice, Department of Labor, National Labor Relations Board, Securities and Exchange Commission, any Inspector General

and any other governmental agency, commission, or regulatory authority) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any governmental agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law; (iv) disclosing an act of sexual abuse (as defined in Tex. Civ. Prac. & Rem. Code § 129C.001) or facts related to an act of sexual abuse to any other person; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires the Participant to obtain prior authorization before engaging in any conduct described in the preceding sentence, or to notify the Company that the Participant has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

3. Protective Covenants. The Participant recognizes that, as a result of the Participant’s employment following the date that the Participant becomes a participant in the Plan, the Participant will be entrusted with Confidential Information, customer contact and goodwill, and special access to key business relationships, and that the Participant would cause irreparable harm to the members of the Company Group in the event that the Participant breaches the terms of this Section 3.

(a) During the Prohibited Period, the Participant agrees that the Participant will not provide services to, or be associated with, a Competitor in any role or position (as an employee, director, owner, consultant or otherwise) that involves Competitive Activity in or related to the Restricted Area, without the Company’s written approval in advance.

(b) During the Prohibited Period, the Participant agrees that the Participant will not, directly or through assistance to others, participate in soliciting a Covered Customer for the benefit of a Competitor, or for the purpose of causing or encouraging the Covered Customer to cease or reduce the extent to which the customer does business with the Company or any other member of the Company Group, without the Company’s written approval in advance. The covenant set forth in this Section 3(b) is referred to herein as the “Customer Nonsolicit” covenant.

(c) During the Prohibited Period, the Participant agrees that the Participant will not, for the benefit of another business or another Competitor, directly or through assistance to others, participate in soliciting a Covered Employee to leave the employment of the Company or assist a Competitor in efforts to hire a Covered Employee, without the Company’s written approval in advance. This covenant set forth in this Section 3(c) is referred to herein as the “Employee Nonsolicit” covenant.

(d) Related Terms and Definitions. For purposes of this Section 3, the following will apply:

(i) “Competitor” refers to a person or entity engaged in (or preparing to engage in) the business of providing a Competitive Product or otherwise engaged in (or preparing to engage in) a member of the Company Group’s line of business.

(ii) “Competitive Activity” means engaging in competition with any member of the Company Group by (i) providing, supervising, or managing services that are the same as or similar in function or purpose to those that the Participant at issue provided, supervised, or managed for any member of the Company Group in the Look Back Period, (ii) assisting in the sale, creation, development or improvement of a Competitive Product, (iii) accepting competing business from a Covered Customer, servicing a Covered Customer, or otherwise interfering with the Company’s ongoing or prospective business relationship with a customer or Key Business Partner, (iv) owning or operating a Competitor, or (v) undertaking duties or responsibilities that would otherwise be likely (whether intentional or not) to require or result in the use or disclosure of Confidential Information for the benefit of a Competitor.

(iii) “Competitive Product” refers to any product or service that would replace or displace the need for or utility of any Company Group member’s products and/or services, existing or under development as of the Termination Date, with respect to which the Participant at issue was involved or was provided Confidential Information in the Look Back Period, so long as the applicable Company Group member remains in the business of providing such products or services. By way of example, and not limitation, the Company’s current products and services are understood to include designing, engineering, manufacturing, procuring, installing, commissioning, operating, and maintaining microgrids. The Participant acknowledges and agrees that this list is not exhaustive and that there are, and will be other products and services provided or developed by members of the Company Group that the Participant will receive adequate notice of through the Participant’s employment with the Company.

(iv) “Covered Customer” means a customer of any member of the Company Group that the Participant at issue had material contact with during the Look Back Period. Material contact will be presumed present if in the Look Back Period: the Participant (or persons under the Participant’s supervision) had contact or similar interaction with the customer, or the Participant was provided Confidential Information about the customer, or the Participant received commissions, bonuses, or other beneficial credit or consideration for business conducted with the customer. In the Company Group’s line of business, “customers” are understood to mean (or be) those persons, businesses, organizations, and institutions that retain any member of the Company Group to provide the Company Group’s energy-related products or services to their facilities, buildings and/or other properties, and is not limited to the end user or purchaser of the Company Group’s products or services but shall also be presumed to include customer representatives like buying groups, brokers, and comparable intermediaries with control over the decision to do business with any member of the Company Group. Unless it would make the applicable restriction unenforceable, customers will also be presumed to include active customer prospects as of the Termination Date that the Participant had material contact with, or Confidential Information about, in the Look Back Period.

(v) “Covered Employee” means an employee that the Participant at issue worked with, gained knowledge of, or was provided Confidential Information about as a result of employment with any member of Company Group during the Look Back Period. Unless it would cause the Employee Nonsolicit to become unenforceable, a Covered Employee who resigns from employment with the Company Group will continue to be treated as a Covered Employee for purposes of the restriction in the Employee Nonsolicit for a period of 120 days after such Covered Employee’s employment with the Company Group ends.

(vi) “Key Business Partner” means any person or entity such as a supplier, distributor, consultant, independent contractor, or other participant in a business relationship with the Company Group that (i) any member of the Company Group relies upon and would have difficulty replacing without significant disruption to its business or risk of irreparable harm, and (ii) with respect to which the Participant has business interaction on behalf of any member of the Company Group or is provided Confidential Information about in the Look Back Period. Key Business Partners are not limited to those parties who are in a legal partnership with a member of the Company Group.

(vii) “Look Back Period” means the period of the Participant at issue’s employment with the Company and any other member of the Company Group (including any period of employment with a predecessor entity acquired by the Company) within the one (1) year preceding the Termination Date.

(viii) “Restricted Area” is each geographic territory assigned to the Participant at issue in the Look Back Period as the Participant’s area of responsibility (by metropolitan statistical area, county, state, or any other designation used in the ordinary course of the Company Group’s business for the Participant’s geographic area assignment) if the Participant’s responsibilities and access to Confidential Information is limited to only this assigned territory, but if the forgoing does not apply or is otherwise not enforceable, then the counties and states within the United States where the Participant is assigned to work for the Company in the Look Back Period, and each additional county and state within the United States and their equivalents in other countries where the Participant helps the Company Group do business or with respect to which the Participant is provided Confidential Information in the Look Back Period. The Participant acknowledges and understands that, due to the nature of products and services provided by the Company Group, the geographic markets for the Company Group’s products and services will quickly grow to include operations in many states within the United States and countries throughout the world. In the event the Restricted Area is not clear to the Participant at the time the Participant’s employment ends, the Participant agrees that the Participant shall make a written request for clarification to the Legal Department[, specifically the General Counsel,] of the Company; and, the Participant agrees that the Participant’s failure to do so shall waive the Participant’s right to later claim the covered area is unclear. State and county references used herein include their equivalents.

(ix) “Prohibited Period” means the period during which the Participant is employed by any member of the Company Group and continuing for a period following the date that Participant is no longer employed by any member of the Company Group as follows: (i) twelve (12) months if the Participant is a Tier 1 Participant, and (ii) six (6) months if the Participant is a Tier 2 Participant, as such terms are used in Exhibit A and Exhibit B, respectively.

(e) It will be presumed that to “solicit” or “soliciting” and their derivations mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate or induce the person or entity to engage in some responsive action, irrespective of who first initiated contact. It shall not include general advertising (such as “help wanted” ads) that are not targeted at the Company Group’s employees or customers. The Participant acknowledges and agrees that the Employee Nonsolicit and Customer Nonsolicit covenants are understood to be reasonably and logically limited by geography to those locations where the subjects are located and available for solicitation and no further geographic limitation is necessary to make these restrictions reasonable. However, if a different form of geographic limitation is necessary to make one of these restrictions enforceable then the restriction(s) that need it for enforceability shall be considered limited to the Restricted Area.

(f) Notwithstanding anything in this Agreement to the contrary, nothing prohibits the Participant from owning a non-controlling interest consisting of one percent (1%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that the Participant is not a controlling person of, or a member of a group that controls, such business, and further provided that the Participant does not otherwise participate in any conduct prohibited under this Agreement. In addition, nothing herein shall be construed to prohibit the Participant’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as the Participant provides written assurances regarding the non-competitive nature of the Participant’s position that are satisfactory to the Company. [In addition, nothing in this Section 3 is intended to or shall be interpreted to violate any ethical obligations that the Participant may have in the Participant’s professional practice or otherwise prohibit the Participant from practicing law following the Termination Date.]

(g) The Participant will provide notice of the restrictions in this Agreement to any prospective employer who makes an offer of employment to the Participant prior to the Participant’s accepting such offer to ensure the employment offered does not violate this Agreement. The Participant consents to any member of the Company communicating its opinion regarding the application of this Agreement and its restrictions to any such prospective employer or other third party.

(h) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 2 and in this Section 3, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group, at law and equity.

(i) The covenants in this Section 3, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

4. Non-Disparagement. During the Participant’s employment with the Company Group and at all times thereafter, the Participant shall not make any statement (either directly or through the Participant’s representatives or agents) that is intended, or reasonably may be expected, to become public and which disparages, criticizes, or otherwise harms the reputation, business, prospects, or operations of the Company or any other member of the Company Group. Notwithstanding the foregoing, nothing in this Section 4 shall prevent any individual from making any statements required by applicable law or legal process or permitted pursuant to Section 2(e) above.

Miscellaneous:

5. This Agreement will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Texas without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction[; provided, however, that the Restrictive Covenants will be governed by the laws of the State of [__] without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.]

6. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof. For the avoidance of doubt, the Participant will no longer be eligible for any other severance benefits under any employment or services agreement, change in control agreement or other agreement, except as provided under the terms of any equity incentive plan adopted by the Company and any award agreements or other agreements governing the terms of awards thereunder. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

8. This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

9. Should any provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, (a) that provision shall be deemed amended to provide the Company the maximum protection permitted by applicable law, (b) such invalidity, illegality or unenforceability shall not affect any other provisions hereof and (c) if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.

EROCK, INC.

Name:
Title:

PARTICIPANT

Name:

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